Exhibit 23.3

Ernst & Young LLP Chartered Professional Accountants EY Tower 100 Adelaide West, PO Box 1 Toronto, Ontario M5H 0B3	Tel: 416 864 1234 Fax: 416 864 1174 ey.com/ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lexam VG Gold Inc. 2011 Stock Option Plan assumed by McEwen Mining Inc. of our report dated March 1, 2017, with respect to the consolidated financial statements of McEwen Mining Inc. and the effectiveness of internal control over financial reporting of McEwen Mining Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

January 18, 2018

A member firm of Ernst & Young Global Limited